                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-56821

PROSPECTUS

                             R&B FALCON CORPORATION

                               OFFER TO EXCHANGE

                     6 1/2% SENIOR NOTES DUE 2003, SERIES B
          FOR ALL OUTSTANDING 6 1/2% SENIOR NOTES DUE 2003, SERIES A,

                     6 3/4% SENIOR NOTES DUE 2005, SERIES B
          FOR ALL OUTSTANDING 6 3/4% SENIOR NOTES DUE 2005, SERIES A,

                     6.95% SENIOR NOTES DUE 2008, SERIES B
           FOR ALL OUTSTANDING 6.95% SENIOR NOTES DUE 2008, SERIES A,
                                      AND
                     7 3/8% SENIOR NOTES DUE 2018, SERIES B
           FOR ALL OUTSTANDING 7 3/8% SENIOR NOTES DUE 2018, SERIES A
                             ---------------------
                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
             NEW YORK CITY TIME, ON AUGUST 7, 1998, UNLESS EXTENDED
                             ---------------------
    R&B Falcon Corporation, a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal, to exchange, in a transaction registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, up to $250 million in aggregate principal amount of its 6 1/2% Senior Notes due 2003, Series B (the "5-Year Exchange Notes") for $250 million in aggregate principal amount of its outstanding 6 1/2% Senior Notes due 2003, Series A (the "5-Year Private Notes"), up to $350 million in aggregate principal amount of its 6 3/4% Senior Notes due 2005, Series B, (the "7-Year Exchange Notes") for $350 million in aggregate principal amount of its outstanding 6 3/4% Senior Notes due 2005, Series A (the "7-Year Private Notes"), up to $250 million in aggregate principal amount of its 6.95% Senior Notes due 2008, Series B (the "10-Year Exchange Notes") for $250 million in aggregate principal amount of its outstanding 6.95% Senior Notes due 2008, Series A (the "10-Year Private Notes"), and up to $250 million in aggregate principal amount of its 7 3/8% Senior Notes due 2018, Series B (the "20-Year Exchange Notes," and together with the 5-Year Exchange Notes, the 7-Year Exchange Notes and the 10-Year Exchange Notes, the "Exchange Notes"), for $250 million in aggregate principal amount of its outstanding 7 3/8% Senior Notes due 2018, Series A (the "20-Year Private Notes," and together with the 5-Year Private Notes, 7-Year Private Notes and 10-Year Private Notes, the "Private Notes"). The Exchange Notes and the Private Notes are referred to herein collectively as the "Notes," and each of the 5-Year Exchange Notes, the 5-Year Private Notes, the 7-Year Exchange Notes, the 7-Year Private Notes, the 10-Year Exchange Notes, the 10-Year Private Notes, the 20-Year Exchange Notes and the 20-Year Private Notes are referred to herein as a "series" of Notes.
                                                        (continued on next page)
                             ---------------------
      SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES OFFERED HEREBY.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
                  THE DATE OF THIS PROSPECTUS IS JULY 8, 1998

(continued from previous page)

     The Company will accept for exchange any and all Private Notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be August 7, 1998 unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Private Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions that may be waived by the Company and to the terms and provisions of the Registration Rights Agreement (as defined herein). See "The Exchange Offer." Private Notes may be tendered only in denominations of $1,000 and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer.

     The Exchange Notes will be obligations of the Company entitled to the benefits of the Indenture dated April 14, 1998 between the Company, as issuer, and Chase Bank of Texas, National Association, as trustee (the "Trustee"), relating to the Notes (the "Indenture"). The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Private Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) the Exchange Notes will not be entitled to registration or other rights under the Registration Rights Agreement including the provision in the Registration Rights Agreement for payment of Liquidated Damages (as defined in the Registration Rights Agreement) upon failure by the Company to consummate the Exchange Offer or the occurrence of certain other events. Following the Exchange Offer, any holders of Private Notes will continue to be subject to the existing restrictions on transfer thereof and, as a general matter, the Company will not have any further obligation to such holders to provide for registration under the Securities Act of transfers of the Private Notes held by them. To the extent that Private Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and tendered but unaccepted Private Notes could be adversely affected. See "The Exchange
Offer -- Purpose and Effect of the Exchange Offer." The Exchange Notes are being offered hereby in order to satisfy the obligations of the Company under a Registration Rights Agreement dated April 8, 1998 among the Company and the Initial Purchasers (as defined herein) relating to the Private Notes (the "Registration Rights Agreement").

     The 5-Year Exchange Notes will bear interest at a rate of 6 1/2% per annum, the 7-Year Exchange Notes will bear interest at a rate of 6 3/4% per annum, the 10-Year Exchange Notes will bear interest at a rate of 6.95% per annum, and the 20-Year Exchange Notes will bear interest at a rate of 7 3/8% per annum. Interest on the Exchange Notes is payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1998. Holders of Exchange Notes of record on October 1, 1998 will receive on October 15, 1998 an interest payment in an amount equal to (i) the accrued interest on such Exchange Notes from the date of issuance thereof to October 15, 1998, plus (ii) the accrued interest on the previously held Private Notes from the date of issuance of such Private Notes (April 14, 1998) to the date of exchange thereof. Interest will not be paid on Private Notes that are accepted for exchange. The 5-Year Exchange Notes mature on April 15, 2003, the 7-Year Exchange Notes mature on April 15, 2005, the 10-Year Exchange Notes mature on April 15, 2008 and the 20-Year Exchange Notes mature on April 15, 2018.

     Based on an interpretation of the Securities Act by the staff of the Securities and Exchange Commission (the "Commission"), Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Private Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The

Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of up to 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     Prior to the Exchange Offer, there has been no public market for the Private Notes. The Exchange Notes will not be listed on any securities exchange, but the Private Notes are, and the Exchange Notes will be, eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk
Factors -- Absence of Market for the Notes."

     The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer. See "The Exchange Offer -- Solicitation of Tenders; Fees and Expenses."

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

     The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, the Depository Trust Company ("DTC" or the "Depositary") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the global notes representing the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. After the initial issuance of such global notes, Exchange Notes in certificated form will be issued in exchange for the global notes only in accordance with the terms and conditions set forth in the Indenture. See "Description of the
Notes -- Book Entry; Delivery and Form."
                             ---------------------

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained herein and in the documents incorporated herein by reference, including statements of the Company's and management's expectations, intentions, plans and beliefs, are forward-looking statements, as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are dependent on certain events, risks and uncertainties that may be outside of the Company's control. When used or incorporated in this Prospectus, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project" and similar expressions are intended to identify forward-looking statements. Although the Company believes that its expectations, intentions, plans and beliefs reflected in such forward-looking statements are reasonable, it can give no assurance that they will be achieved. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that have a direct bearing on the Company's results of operations are the levels of activity in oil and gas exploration, development and production, the success of the Company's strategy of expanding its deepwater fleet, the success of the Company's construction and upgrade projects, competition in the marine drilling market, operational risks inherent in the marine drilling business, governmental regulation, unanticipated repairs to the Company's rig fleet and risks associated with doing business outside the U.S. These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this Prospectus to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Exchange Act and the rules and regulations promulgated thereunder and, in accordance therewith, files reports, proxy statements and other information with the Commission. All such information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). In addition, the Company's common stock, par value $.01 per share, is listed for trading on the New York Stock Exchange and reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the holders of the Notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms pursuant to the Exchange Act including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual financial statements only, a report thereon by the Company's independent accountants.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus incorporates by reference certain documents relating to the Company that are not presented herein or delivered herewith. These documents (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) are available without charge, on request by any person to whom this Prospectus is delivered, from the Company, 901 Threadneedle, Houston, Texas 77079, attention: Charles R. Ofner, telephone number (281) 496-5000. The Company incorporates herein by reference the following documents:

          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (b) Current Report on Form 8-K dated March 25, 1998;

          (c) Quarterly Report on Form 10-Q dated May 15, 1998; and

          (d) All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to termination of the Exchange Offer made hereby.

     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superceded.

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information in this Prospectus, including the consolidated financial statements of the Company and notes thereto incorporated herein by reference in this Prospectus. Unless the context otherwise requires, references to the "Company" and "R&B Falcon" shall mean R&B Falcon Corporation and its subsidiaries.

                                  THE COMPANY

     The Company owns and operates the world's largest fleet of marine drilling rigs. The fleet is one of the most diverse in the industry, capable of drilling in shallow to ultra-deepwater depths in most of the world's major offshore hydrocarbon producing regions. The Company provides contract drilling and related services, primarily in three markets determined by general equipment type and water depth: Deepwater (12 drillships, including seven under construction; 11 semisubmersible rigs, including two under construction; one dynamically positioned floating production vessel); Shallow Water (26 jack-up rigs; three submersible rigs; two drilling tenders); and Transition Zone (60 barge and workover rigs; inland tugs and utility barges).

     The Company, through its predecessors, has provided contract drilling services to the oil and gas industry since 1956. Through a business combination that became effective December 31, 1997, (the "Merger"), Falcon Drilling Company, Inc. ("Falcon") and Reading & Bates Corporation ("R&B") became wholly owned subsidiaries of R&B Falcon Corporation. The principal executive office of the Company is located at 901 Threadneedle, Houston, Texas 77079, and its phone number at such location is (281) 496-5000.

     The Company's overall strategy is to enhance its competitive positions in markets that generate superior long-term returns. This strategy has included expanding its rig fleet during periods of weak demand, which has enabled the Company to significantly increase its rig asset base at attractive prices. The Company focuses on equipment types that serve growing markets, can benefit from consolidation, or are characterized by long-term contracts.

     As a result of this strategy, the Company has become one of the largest providers of deepwater drilling services and the leading contractor to the domestic transition zone market. The Company intends to continue to pursue its overall strategy through the following initiatives:

EXPAND DEEPWATER FLEET

     A primary element of the Company's strategy is to further develop its deepwater drilling business. Upon completion of current rig construction or upgrade projects, the Company expects to have the world's largest fleet of rigs capable of drilling in water depths greater than 3,000 feet. The Company believes that active bidding in recent deepwater lease sales and the demonstrated willingness of major oil companies to enter into long-term contracts for deepwater rigs indicate that these companies intend to undertake substantial exploration efforts in deepwater environments. Drilling in these environments, particularly the ultra-deepwater regions beyond 5,000 feet, poses technological challenges far greater than those encountered in shallower waters. The Company believes that its leadership in the ultra-deepwater market and its highly experienced deepwater management team give it the capability to meet these challenges and provide a strong marketing advantage when competing for long-term contracts.

     The Company has seven drillships and two semisubmersible rigs under construction or major upgrade. All are committed under contracts except for one semisubmersible that is subject to a letter of intent. The Company expects these projects, upon completion, to generate substantial revenues and cash flows.

                         DEEPWATER CONSTRUCTION PROGRAM

                                                WATER
                                                DEPTH                                   EXPECTED
                    RIG                       CAPABILITY      CUSTOMER        TERM      DELIVERY
                    ---                       ----------      --------        ----      --------
                                                (FEET)
DRILLSHIPS
Deepwater Pathfinder(1).....................    10,000     Conoco           5 years        4Q98
Deepwater Frontier(2).......................    10,000     Conoco           2.5 years      1Q99
Deepwater Millenium.........................    10,000     Statoil          4 years        3Q99
Peregrine IV................................     9,200     Petrobras        6 years        1Q99(3)
Peregrine VI................................    10,000     Mobil/Phillips   3 years        2Q99(3)
Peregrine VII...............................     8,200     Amoco            3 years        1Q99(3)
Peregrine VIII..............................    10,000     Texaco           3 years        3Q99(3)
SEMISUBMERSIBLE RIGS
RBS-6.......................................     8,000     Shell            5 years        1Q00
Falcon 100..................................     2,450     Petrobras        4 years        1Q99(3)

---------------

(1) 50% owned by the Company.

(2) 60% owned by the Company.

(3) Expected delivery is later than the required commencement date of the drilling contract. See "Risk Factors -- Risks of Construction and Upgrade Projects."

     Execution of the Company's strategy requires substantial amounts of capital, primarily for the upgrade and refurbishment of deepwater rigs.

CAPITALIZE ON LEADING TRANSITION ZONE FRANCHISE

     The Company has established the leading position in the domestic transition zone market (marshes, lakes, bays, and shallow coastal waters, generally not exceeding 20 feet in water depth) and owns virtually all of the domestic market's excess capacity. The Company also operates barge rigs in Venezuela. The Company has the opportunity to increase its revenue base by refurbishing non-operational barge rigs in response to increases in demand. The Company returned four barge rigs to service in 1997. If increased demand warrants placing additional barge rigs in service, the Company believes that it will have a significant cost and timing advantage over competitors who would have to construct new rigs in order to increase their capacity. In addition, the Company will evaluate the deployment of barge rigs to other geographic markets which may yield more attractive economic returns.

EXPLOIT FLEET AND GEOGRAPHIC DIVERSITY

     The Company operates one of the most diverse fleets in the industry, both in terms of rig type and geographic deployment. The Company's fleet currently ranges from barge rigs capable of drilling in water depths of less than 10 feet to ultra-deepwater drillships capable of drilling in water depths up to 7,500 feet. In addition, the Company is currently constructing drillships which are designed to drill in water depths up to 10,000 feet.

     The Company currently operates in most of the world's major offshore hydrocarbon producing regions. The Company believes that this diversity allows it to mitigate revenue and cash flow impacts associated with a major downturn in any single geographic region. Additionally, the Company believes that its existing worldwide operations, as well as its established customer relationships, provide a strong competitive advantage in bidding for contracts in a particular region over operators that would have to mobilize a rig into that region in order to perform that contract.

     The Company also seeks opportunities to provide additional services which are complementary to its core contract drilling business. In 1997, the Company entered the inland marine transportation business, purchasing tugs and utility barges which are primarily used in conjunction with the Company's domestic barge rig fleet. The Company has also recently acquired offshore supply vessels for use in connection with its drillship operations and offshore tugs capable of towing jack-up rigs from location to location.

                       SUMMARY OF TERMS OF EXCHANGE OFFER

     The Exchange Offer relates to the exchange of up to $1,100,000,000 aggregate principal amount of Exchange Notes for up to an equal aggregate principal amount of outstanding Private Notes. The Exchange Notes will be obligations of the Company entitled to the benefits of the Indenture. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Private Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) the Exchange Notes will not be entitled to any rights under the Registration Rights Agreement. See "Description of the Notes."

THE PRIVATE NOTES..........  The Company issued and sold $250 million aggregate principal amount of its 5-Year Private Notes, $350 million aggregate principal amount of its 7-Year Private Notes, $250 million aggregate principal amount of its 10-Year Private Notes, and $250 million aggregate principal amount of its 20-Year Private Notes to Credit Suisse First Boston, Chase Securities, Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley Dean Witter (the "Initial Purchasers") on April 14, 1998 pursuant to a Purchase Agreement dated April 8, 1998 (the "Purchase Agreement") in a transaction not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act (the "Private Offering"). The Initial Purchasers placed the Private Notes with qualified institutional buyers (as defined in Rule 144A under the Securities Act) ("Qualified Institutional Buyers" or "QIBs"), each of whom agreed to comply with certain transfer restrictions and other restrictions. Accordingly, the Private Notes may not be reoffered, resold or otherwise transferred in the United States unless such transaction is registered under the Securities Act or an applicable exemption from the registration requirements of the Securities Act is available.

THE EXCHANGE OFFER.........  $1,000 principal amount of Exchange Notes of a series will be issued in exchange for each $1,000 principal amount of Private Notes of the corresponding series validly tendered and accepted pursuant to the Exchange Offer. As of the date hereof, $1,100,000,000 in aggregate principal amount of Private Notes are outstanding. The Company will issue the Exchange Notes to tendering holders of Private Notes promptly following the Expiration Date. The terms of the Exchange Notes of a series are identical in all material respects to the Private Notes of the corresponding series except for certain transfer restrictions and registration rights relating to the Private Notes. No federal or state regulatory requirements must be complied with or approval obtained in connection with the Exchange Offer, other than the registration requirements under the Securities Act. The 5-Year Private Notes and the 5-Year Exchange Notes are sometimes referred to herein individually and collectively as the "5-Year Notes," the 7-Year Private Notes and the 7-Year Exchange Notes are sometimes referred to herein individually and collectively as the "7-Year Notes," the 10-Year Private Notes and the 10-Year Exchange Notes are sometimes referred to herein individually and collectively as the "10-Year Notes," and the 20-Year Private Notes and the 20-Year Exchange Notes are sometimes referred to herein individually and collectively as the "20-Year Notes."

REGISTRATION RIGHTS
AGREEMENT..................  Pursuant to the Purchase Agreement, the Company and
                             the Initial Purchasers entered into the
                             Registration Rights Agreement which, among other things, grants the holders of the Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement.

RESALE.....................  Based on existing interpretations of the Securities
                             Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Private Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

EXPIRATION DATE............  5:00 p.m., New York City time, on August 7, 1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

ACCRUED INTEREST ON THE
  EXCHANGE NOTES AND THE
  PRIVATE NOTES............  The 5-Year Exchange Notes will bear interest at a rate of 6 1/2% per annum, the 7-Year Exchange Notes will bear interest at a rate of 6 3/4% per annum, the 10-Year Exchange Notes will bear interest at a rate of 6.95% per annum, and the 20-Year Exchange Notes will bear interest at a rate of 7 3/8% per annum. Interest on the Exchange Notes is payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1998. Holders of record of Exchange Notes on October 1, 1998 will receive on October 15, 1998 an interest payment in an amount equal to (i) the accrued interest on such Exchange Notes from the date of issuance thereof to October 15, 1998, plus (ii) the accrued interest on the previously held Private Notes from the date of issuance of such Private Notes (April 14, 1998) to the date of exchange thereof. Interest will not be paid on Private Notes that are accepted for exchange. The 5-Year Exchange Notes mature on April 15, 2003, the 7-Year Exchange Notes mature on April 15, 2005, the 10-Year Exchange Notes mature on April 15, 2008 and the 20-Year Exchange Notes mature on April 15, 2018.

CONDITIONS TO THE EXCHANGE
  OFFER....................  The Company may terminate the Exchange Offer if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to the occurrence of certain conditions. The Company does not expect any of such conditions to occur, although there can be no assurance that such conditions will not occur. Holders of Private Notes will have certain rights under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer. See "The Exchange Offer -- Conditions to the Exchange Offer."

PROCEDURES FOR TENDERING
PRIVATE NOTES..............  Each holder of Private Notes wishing to accept the
                             Exchange Offer must either (i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Private Notes to be exchanged and any other required documentation, to Chase Bank of Texas, National Association, as Exchange Agent, at the address set forth herein and therein or effect a tender of Private Notes pursuant to the procedures for book-entry transfer as provided for herein and therein, or (ii) effect tenders by book-entry transfer by complying with DTC's Automated Tender Offer Program ("ATOP"), including the delivery of an Agent's message to the Exchange Agent. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. See "The Exchange Offer -- Procedures for Tendering."

                             Following consummation of the Exchange Offer, holders of Private Notes not tendered will not as a general matter have any further registration rights, and the Private Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Private Notes could be adversely affected. See "Risk Factors -- Absence of Market for the Notes" and "-- Failure to Exchange Private Notes" and "The Exchange Offer -- Consequences of Failure to Exchange."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS..........  Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Private Notes, either (a) make appropriate arrangements to register ownership of the Private Notes in such holder's name or (b) obtain a properly completed bond power from the registered holder or endorsed certificates representing the Private Notes to be tendered. The transfer of record ownership may take considerable time, and completion of such transfer prior to the Expiration Date may not be possible. See "The Exchange Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
PROCEDURES.................  Holders of Private Notes who wish to tender their
                             Private Notes and whose Private Notes are not immediately available, or who cannot deliver their Private Notes (or complete the procedure for book-entry transfer) and deliver a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Private Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..........  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date by furnishing a written or facsimile transmission notice of withdrawal to the Exchange Agent containing the information set forth in "The Exchange
                             Offer -- Withdrawal of Tenders."

ACCEPTANCE OF PRIVATE NOTES
AND DELIVERY OF EXCHANGE
  NOTES....................  Subject to certain conditions (as summarized above in "Conditions to the Exchange Offer" and described more fully in "The Exchange Offer -- Conditions to the Exchange Offer"), the Company will accept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. See "The Exchange
                             Offer -- Procedures for Tendering." The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date.

EXCHANGE AGENT.............  Chase Bank of Texas, National Association, the
                             trustee under the Indenture, is serving as the Exchange Agent (the "Exchange Agent") in connection with the Exchange Offer. The mailing address of the Exchange Agent is Chase Bank of Texas, National Association, c/o The Chase Manhattan Bank, 55 Water Street, North Building, Room 234, Windows 20 and 21, New York, New York 10041. For requests for additional copies of the Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery, the telephone number for the Exchange Agent is
                             (212) 638-0828, and the facsimile number for the Exchange Agent is (212) 638-7380 or (212) 638-7381
                             (Eligible Institutions only). For other inquiries, call (713) 216-6686.

EFFECT ON HOLDERS OF
PRIVATE NOTES..............  Holders of Private Notes who do not tender their
                             Private Notes in the Exchange Offer will continue to hold their Private Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but unaccepted, Private Notes will continue to be subject to the restrictions on transfer provided for in the Private Notes and the Indenture. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for any untendered and tendered but unaccepted Private Notes could be adversely affected. See "Risk Factors -- Failure to Exchange Private Notes."

     See "The Exchange Offer" for more detailed information concerning the terms of the Exchange Offer.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

SECURITIES OFFERED.........  $250 million aggregate principal amount of 6 1/2%
                             Senior Notes due 2003, Series B, of the Company;

                             $350 million aggregate principal amount of 6 3/4% Senior Notes due 2005, Series B, of the Company;

                             $250 million aggregate principal amount of 6.95% Senior Notes due 2008, Series B, of the Company; and

                             $250 million aggregate principal amount of 7 3/8% Senior Notes due 2018, Series B, of the Company.

MATURITY DATES.............  April 15, 2003 for the 5-Year Exchange Notes;

                             April 15, 2005 for the 7-Year Exchange Notes;

                             April 15, 2008 for the 10-Year Exchange Notes; and

                             April 15, 2018 for the 20-Year Exchange Notes.

INTEREST PAYMENT DATES.....  April 15 and October 15 of each year, commencing
                             October 15, 1998.

OPTIONAL REDEMPTION........  The 5-Year Exchange Notes will not be redeemable.
                             Each other series of Exchange Notes may be redeemed at any time, at the option of the Company, in whole or in part, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest (if any) to the applicable date of redemption plus the applicable Make-Whole Premium relating to the then prevailing applicable Treasury Yield and the remaining life of such series of Exchange Notes. See "Description of the
                             Notes -- Optional Redemption."

RANKING AND GUARANTEES.....  The Exchange Notes will be senior unsecured indebtedness of the Company and will rank pari passu in right of payment with all other existing and future senior unsecured indebtedness of the Company, including obligations under its New Bank Facility (as defined herein), and senior in right of payment to any existing and future indebtedness of the Company that is, by its terms, expressly subordinated to the Exchange Notes. The indenture governing the Notes will provide that any subsidiary that guarantees funded indebtedness of the Company after the issue date of the Notes (including indebtedness under the New Bank Facility) will be required to equally and ratably guarantee the Exchange Notes. The guarantee of the Exchange Notes by any subsidiary may be released if, but only so long as, no other funded indebtedness of the Company is guaranteed by such subsidiary. See "Description of the
                             Notes -- Ranking and Guarantees." The Exchange Notes will be structurally subordinated to indebtedness and other liabilities of the Company's subsidiaries. The Company's subsidiaries have substantial liabilities, primarily trade payables.

COVENANTS..................  The Indenture contains covenants that limit the
                             Company's ability to incur indebtedness for borrowed money secured by certain liens and to engage in certain sale/leaseback transactions. These limitations are subject to certain qualifications and exceptions. See "Description of the Notes -- Certain Covenants."

USE OF PROCEEDS............  The Company will not receive any proceeds from the
                             Exchange Offer.

                                  RISK FACTORS

     See "Risk Factors," beginning on page 11 hereof, for a discussion of certain factors that should be considered in evaluating an investment in the Exchange Notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth summary consolidated financial data for the Company as of and for the three months ended March 31, 1998 and 1997 and as of and for each of the years in the five-year period ended December 31, 1997, giving effect to the Merger under the "pooling-of-interests" method of accounting. The summary consolidated financial data as of and for the three months ended March 31, 1998 and 1997 have been derived from the unaudited condensed consolidated financial statements of the Company. The summary consolidated financial data as of and for the five-year period ended December 31, 1997 have been derived from the Company's audited consolidated financial statements and, with respect to 1994 and 1993, the separate audited consolidated financial statements of R&B and Falcon. The following data should be read in conjunction with the historical consolidated financial statements of the Company incorporated herein by reference.

                                                                  THREE MONTHS
                                                                 ENDED MARCH 31,
                                                              ---------------------
                                                                1998         1997
                                                              ---------     -------
                                                              (IN MILLIONS, EXCEPT
                                                               PER SHARE AND RATIO
                                                                    AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues..........................................  $  279.4      $203.1
Operating income............................................     126.0        69.8
Income from continuing operations before income tax expenses
  and minority interest.....................................     113.5        61.0
Net income..................................................      69.8        38.9
Income from continuing operations per common share:
  Basic.....................................................       .42         .27
  Diluted...................................................       .42         .27
OTHER DATA:
Ratio of earnings to fixed charges(2).......................       5.5x        4.6x
Depreciation................................................  $   20.9      $ 18.5
Capital expenditures and acquisitions.......................  $  237.4      $ 69.1
BALANCE SHEET DATA AS OF MARCH 31, 1998:
Working capital.............................................  $   96.6
Total assets................................................   2,226.1
Total debt..................................................   1,038.5
Stockholders' equity........................................     822.2

                                                                           YEARS ENDED DECEMBER 31,
                                                              --------------------------------------------------
                                                                1997        1996       1995      1994      1993
                                                              --------    --------    ------    ------    ------
                                                              (IN MILLIONS, EXCEPT PER SHARE AND RATIO AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues..........................................  $  942.1    $  609.6    $390.3    $307.6    $245.6
Operating income............................................     293.3       180.7      64.9      22.4      26.4
Income (loss) from continuing operations before
  extraordinary gain........................................     156.0       106.4      23.5     (12.7)      8.5
Net income (loss)(1)........................................      (6.2)      106.7      26.9     (12.7)      8.5
Income (loss) from continuing operations per common share:
  Basic.....................................................       .95         .70       .16      (.18)      .06
  Diluted...................................................       .94         .67       .15      (.18)      .05
OTHER DATA:
Ratio of earnings to fixed charges(2).......................       4.5x        3.5x      1.8x       --       1.5x
Depreciation and amortization...............................  $   82.9    $   62.3    $ 46.9    $ 38.4    $ 32.8
Capital expenditures and acquisitions.......................  $  601.2    $  383.2    $186.9    $124.7    $ 42.5
BALANCE SHEET DATA:
Working capital.............................................  $  (14.9)   $  195.3    $ 57.7    $  9.2    $ 90.5
Total assets................................................   1,928.4     1,455.8     946.8     810.9     722.4
Total debt..................................................     827.4       514.2     296.7     288.6     166.3
Stockholders' equity........................................     728.0       716.7     472.6     356.3     350.5

---------------

(1) After income (loss) from discontinued operations of ($162.2) million in 1997 and $0.3 million in 1996 and extraordinary gain of $3.4 million in 1995.

(2) For the purpose of this calculation "earnings" represent income (loss) from continuing operations before income tax expense, minority interest, and extraordinary gain, plus fixed charges exclusive of interest capitalized. "Fixed charges" consist of interest, whether expensed or capitalized, amortization of debt expense and an estimated portion of rentals representing interest expense. As a result of the loss incurred in 1994, earnings were insufficient to cover fixed charges by $3.4 million in that year. Fixed charges for the year ended December 31, 1997 and the three months ended March 31, 1998 and 1997 exclude interest cost of $7.3 million, $4.5 million and $1.2 million, respectively, related to the debt of joint venture companies guaranteed by R&B. Pro forma ratio of earnings to fixed charges for the three months ended March 31, 1998 and for the year ended December 31, 1997 was 6.2x and 5.1x, respectively.

                                  RISK FACTORS

     Prior to making an investment in the Exchange Notes, prospective purchasers should carefully consider all of the information contained and incorporated by reference in this Prospectus and, in particular, should evaluate the following risk factors.

DEPENDENCE ON OIL AND GAS INDUSTRY

     The Company's operations are materially dependent upon the level of activity in offshore oil and gas exploration and production. The level of such activity is affected by both short-term and long-term trends in oil and gas prices. Oil and gas prices and, therefore, the level of drilling, exploration and production activity, can be volatile. Worldwide military, political and economic events, including initiatives by the Organization of Petroleum Exporting Countries, have contributed to, and are likely to continue to contribute to, price volatility. The Company believes that any prolonged reduction in oil and gas prices will depress the level of exploration and production activity and result in a corresponding decline in the demand for the Company's services and, therefore, have a material adverse effect on the Company's revenues, cash flows and profitability. There can be no assurances as to the future level of demand for the Company's services or future conditions in the drilling industry. In May 1998, the Company began to experience a downturn in demand for the Company's drilling rigs that the Company believes is attributable in large part to declines in oil and gas prices that began in 1997 and have persisted into 1998. See "Recent Developments." Decreased demand adversely affects the Company by lowering utilization of the Company's rigs and reducing the dayrates the Company is able to charge for its rigs.

COMMITMENT TO DEEPWATER DRILLING MARKET

     The Company has made a significant commitment to the deepwater drilling market. Its current projects include the construction or major upgrade of seven drillships and two semisubmersible rigs. The Company has long-term contracts or letters of intent for the use of each deepwater rig that is currently undergoing construction or upgrade. However, the cost of these projects will exceed the cash flow the Company will derive from contractual commitments currently in place. Upon completion of the initial contract term for each such rig, there is no assurance that the Company will be able to obtain contracts for the further use of the rig, or, if a contract can be obtained, that it will be at a dayrate as high as the initial contract dayrate. In addition, these contracts may be terminated in certain instances if the Company fails to perform.

     The deepwater market requires the use of floating rigs utilizing more sophisticated technologies than those of the bottom-supported rigs that previously constituted the majority of the Company's fleet. The Company and other drilling contractors have experienced problems with subsea well control systems designed for drilling in deeper waters. If this equipment fails to function properly, the rig cannot engage in drilling operations. To the extent these problems are encountered in a system installed on one of the Company's rigs, the Company will experience lost revenues and in certain cases may be subject to contract termination by the customer.

     The Company will be required to hire and retain additional personnel capable of operating effectively in a deepwater environment. Other drilling contractors are expanding their deepwater fleets, and will compete with the Company for qualified personnel to operate its deepwater rigs. As a result, there can be no assurance that the Company will be successful in these efforts.

RISKS OF CONSTRUCTION AND UPGRADE PROJECTS

     The Company's deepwater rig construction and upgrade projects are subject to the risks of delay and cost overruns inherent in any large construction project, including shortages of equipment, unforeseen engineering problems, work stoppages, weather interference, unanticipated cost increases and shortages of materials or skilled labor. In particular, there is a current shortage of certain types of drilling equipment that could delay and increase the cost of the deepwater projects. Significant cost overruns or delays would adversely affect the Company's financial condition and results of operations. Significant delays could also result in penalties under, or the termination of, most of the long-term contracts under which the Company plans to operate these deepwater rigs. The currently scheduled delivery dates for five of the Company's deepwater rigs are later than the commencement date under the initial drilling contracts for such drillships. In addition, the Company currently estimates that the aggregate cost of its nine deepwater projects will exceed the original estimates by approximately $50 million.

     The contracts for the Peregrine VI and the Peregrine VII are subject to cancellation if the rigs are delivered at the currently estimated delivery dates. The currently estimated delivery dates for the Peregrine IV, Peregrine VIII and Falcon 100 do not subject the Company to cancellation of the contracts on such rigs. However, such contracts provide for late delivery penalties (approximately $41,500 per day for the Peregrine IV, $3,000 per day for the Peregrine VIII, and $26,500 per day for the Falcon 100).

COMPETITION

     The marine drilling market is highly competitive and no one competitor is dominant. During periods when the supply of rigs exceeds demand, this competition results in significant downward pressure on the dayrates at which the Company may contract its rigs. See "Recent Developments." Because the Company's cost of operating its rigs cannot be materially reduced, any reduction in dayrates has a negative impact on the Company's results of operations. Even in an environment of increased drilling activity, construction of new rigs could lead to an oversupply of rigs and adversely affect dayrates for the Company's rigs.

OPERATIONAL RISKS AND INSURANCE

     The Company's operations are subject to the hazards inherent in the marine drilling business, including blowouts, craterings, fires, collisions, capsizings and adverse weather. These hazards could result in (i) substantial damage to the environment; (ii) personal injury and loss of life; (iii) suspension of drilling operations; or (iv) damage to property and producing formations. The Company may incur substantial liabilities or losses as a result of these hazards. The Company maintains insurance protection that it deems prudent, including liability insurance and insurance against damage to or loss of equipment. In addition, the Company generally seeks to obtain indemnity agreements whenever possible from the Company's customers, requiring such customers to hold the Company harmless in the event of loss of production, reservoir damage, or liability for pollution that originates below the water surface. There is no assurance that such insurance or contractual indemnity protection will be sufficient or effective under all circumstances or against all hazards to which the Company may be subject. Further, there is no assurance that the Company will be able to obtain adequate insurance coverage at rates it deems reasonable in the future.

FOREIGN OPERATIONS

     The Company currently conducts operations worldwide. Operations in foreign countries generally are subject to various risks associated with doing business outside the United States, including risk of war, general strikes, civil disturbances, guerrilla activity, foreign exchange restrictions, currency fluctuations and devaluations, and foreign governmental activities that may limit or disrupt markets, restrict payments or the movement of funds or result in the deprivation of contract rights or expropriation of property. The Company may also encounter difficulty in enforcing its contract rights in foreign countries, particularly against state-owned oil companies. No prediction can be made as to what foreign governmental regulations may be enacted in the future that could be applicable to the Company.

     Fluctuations in the value of the currencies in which the Company conducts its business relative to the U.S. dollar could cause currency translation losses with respect to the Company's foreign operations. The Company cannot predict the effect of exchange rate fluctuations upon future operating results.

RIG FLEET AGE

     The majority of the Company's rigs were built between 1978 and 1983. With increasing age, the likelihood increases that a rig will require major repairs in order to remain operational. These repairs may result in rigs being unavailable for service from time to time, potentially reducing the Company's revenues, and may require increasing amounts of capital.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

     The Company's operations are subject to federal, state, local and foreign laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment, the safety of its personnel and vessels and other matters. Environmental laws and regulations could impose significant liability on the Company for damages, clean-up costs and penalties in the event of the occurrence of oil spills or similar discharges of pollutants in the course of the Company's operations, in certain circumstances without regard to negligence or fault on the Company's part. Environmental and other laws and regulations (and any new laws and regulations) may negatively impact the Company by increasing the Company's costs of doing business and discouraging the Company's clients from exploring for hydrocarbons, thus reducing demand for the Company's services. The Company does not believe that environmental regulations have had any material adverse effect on its capital expenditures, results of operations or competitive position, and does not anticipate that any material expenditures will be required to enable it to comply with existing laws and regulations. Most of the Company's operations require its customers to obtain governmental permits to conduct such operations, and delays or increased costs in obtaining such permits could adversely affect the Company's results of operations.

LEVERAGE AND LIQUIDITY

     The Company has substantial debt and significant leverage and will require substantial cash flow to meet its debt service requirements. The Company's ability to meet its debt obligations will depend on the Company's future performance, which is subject to general economic and business factors beyond the Company's control. The degree of the Company's leverage may affect (i) the Company's vulnerability to adverse economic, regulatory and industry conditions;
(ii) the Company's ability to obtain additional financing to fund future working capital requirements, capital expenditures, acquisitions or other general corporate requirements; and (iii) the portion of the Company's cash flow from operations that must be dedicated to debt service requirements, thereby reducing the funds available for operations and future business opportunities. To the extent that the Company is unable to repay the principal amount of the Exchange Notes at maturity out of cash on hand, it will need to refinance the Exchange Notes, or repay the Exchange Notes with the proceeds of an equity offering or from sales of assets. There can be no assurance that future borrowings or equity financing will be available for the refinancing or repayment of the Exchange Notes or that the Company will be able to sell assets at acceptable prices.

     The New Bank Facility bears interest at variable rates. While the Company may enter into one or more interest rate protection agreements to limit its exposure to increases in such interest rates, such agreements would not entirely eliminate such exposure. Any increase in the interest rate on the Company's indebtedness will reduce funds available to the Company for its operations and future business opportunities.

HOLDING COMPANY STRUCTURE

     All of the Company's operating income and cash flow is generated by its subsidiaries. As a result, the Company expects that funds necessary to meet its debt service obligations will be provided primarily by distributions or advances from the subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the subsidiaries, could limit the Company's ability to obtain cash from the subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal and interest on the Exchange Notes. The subsidiaries will not be obligated with respect to the Exchange Notes unless any subsidiary guarantees any funded indebtedness of the Company on or after the date the Private Notes were issued (April 14, 1998), in which case such subsidiary will be obligated to equally and ratably guarantee the Notes. As a result, the claims of creditors of the subsidiaries effectively have priority with respect to the assets and earnings of the subsidiaries over the claims of the holders of the Exchange Notes. In the event of an insolvency, liquidation or reorganization of a subsidiary, any creditors of such subsidiary, including trade creditors, would be entitled to payment in full from the assets of such subsidiary before the Company, as a stockholder, would be entitled to receive any distribution from the subsidiary. The Company's subsidiaries have substantial liabilities, primarily trade payables, all of which effectively rank senior to the Exchange Notes.

ABSENCE OF MARKET FOR THE NOTES

     The Private Notes have not been registered under the Securities Act or any state securities law and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

     Although the Exchange Notes may be resold or otherwise transferred by the holders (who are not affiliates of the Company) without compliance with the registration requirements under the Securities Act, they will be new securities for which there is currently no established trading market. The Company does not intend to apply for listing of the Exchange Notes on a national securities exchange or for quotation of the Exchange Notes on an automated dealer quotation system. Although the Initial Purchasers in the offering of the Private Notes have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market-making, if initiated, may be discontinued at any time without notice. The liquidity of any market for the Exchange Notes will depend upon the number of holders of the Notes, the interest of securities dealers in making a market in the Exchange Notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. If an active trading market for the Exchange Notes does not develop, the market price and liquidity of the Exchange Notes may be adversely affected. If the Exchange Notes are traded, they may trade at a discount from their face value, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. The Exchange Notes will be eligible for trading in PORTAL.

     Notwithstanding the registration of the Exchange Notes in the Exchange Offer, holders who are "affiliates" (as defined under Rule 405 of the Securities
Act) of the Company may publicly offer for sale or resell the Exchange Notes only in compliance with provisions of Rule 144 under the Securities Act.

FAILURE TO EXCHANGE PRIVATE NOTES

     Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

                              RECENT DEVELOPMENTS

FINANCING

     In April 1998, the Company issued the Private Notes, resulting in net proceeds to the Company of $1,082 million. A portion of the proceeds was used as follows:

     1. $327.7 million was used to retire $274.4 million principal amount of senior unsecured indebtedness of Falcon and to pay accrued interest, redemption premium and expenses incurred in connection with such redemption.

     2. $615 million was used to retire two existing bank credit facilities.

     In April 1998, the Company entered into a $500 million revolving credit facility with a group of bank lenders ("New Bank Facility"). The New Bank Facility matures April 24, 2002, and bears interest at LIBOR plus 0.75%. At June 9, 1998, no amounts had been drawn under the New Bank Facility.

MARKET CONDITIONS

     In May 1998, the Company began to experience decreasing demand for its drilling rigs, primarily in the domestic market and most particularly in the domestic barge rig market. From July 1996 until May 1998, the Company experienced essentially full utilization of its domestic drilling rigs that were in operating condition. During the same period, dayrates for the Company's domestic drilling rigs had also increased significantly. As of June 9, 1998, the Company's domestic drilling fleet had nine barge drilling rigs and two jackup drilling rigs that were operational but without a contract. In addition, the Company's domestic workover fleet, which has experienced less than full utilization at most times since the Company entered that market, has experienced decreased utilization during 1998. Although there has been a recent decrease in demand for the Company's rigs in the international market, the impact on the Company has been less pronounced in that market because most of the Company's international rigs are working under term contracts.

     The Company believes that its competitors in the domestic jackup market are experiencing similar decreasing demand and that certain of them are offering their rigs at lower dayrates in order to obtain drilling contracts. In bidding for recent contract opportunities, the Company has had to lower its dayrates in order to compete effectively for these opportunities.

     The Company believes that the decline in demand for its rigs is primarily attributable to the decline in oil and gas prices which began in 1997. The Company cannot predict whether demand for its rigs will decline further, remain the same, or increase, nor can the Company predict the time frames during which any future changes in demand might occur. Any decline in rig utilization adversely effects the Company by reducing the Company's revenues. Further, declining demand for rigs generally results in reduced dayrates, which also adversely effects the Company. In the short term, the Company's costs are not significantly lower by reduced utilization of its rigs.

DEEPWATER CONSTRUCTION PROGRAM

     The Company currently has nine deepwater rigs under construction or major upgrade. Five of these projects are behind the original schedules for completion. In the event of a prolonged downturn in the oil and gas business, an operator who has contracted for a rig under construction may determine not to proceed with all or portion of its deepwater drilling program, and in such event may seek to use late delivery of a rig as a basis for canceling the contract. Further, any delays in completion of a rig will adversely effect the Company by delaying realization of the revenues which such rig is expected to generate.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Private Notes were sold by the Company on April 14, 1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold all of the Private Notes to Qualified Institutional Buyers, each of whom agreed to comply with certain transfer restrictions and other conditions. As a condition to the purchase of the Private Notes by the Initial Purchasers, the Company entered into the Registration Rights Agreement with the Initial Purchasers, which requires, among other things, that promptly following the issuance and sale of the Private Notes, the Company file with the Commission the Registration Statement with respect to the Exchange Notes, use its best efforts to cause the Registration Statement to become effective under the Securities Act and, upon the effectiveness of the Registration Statement, offer to the holders of the Private Notes the opportunity to exchange their Private Notes for a like principal amount of Exchange Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act subject to certain exceptions described below. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "holder" with respect to the Exchange Offer means any person in whose name Private Notes are registered on the Company's books or any other person who has obtained a properly completed bond power from the registered holder or any person whose Private Notes are held of record by the Depositary who desires to deliver such Private Notes by book-entry transfer of the Depositary.

     Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Private Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. However, if any holder acquires the Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

     As a result of the filing and effectiveness of the Registration Statement of which this Prospectus is a part, the Company will not be required to pay an increased interest rate on the Private Notes. Following the consummation of the Exchange Offer, holders of Private Notes not tendered will not have any further registration rights, except in certain limited circumstances requiring the filing of a Shelf Registration Statement (as defined herein), and the Private Notes will continue to be subject to certain restrictions on transfer. See "-- Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the Private Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept all Private Notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the Expiration Date. After authentication of the Exchange Notes by the Trustee or an authenticating agent, the Company will issue and deliver $1,000 principal amount of Exchange Notes of a series in exchange for each $1,000 principal amount of outstanding Private Notes of the corresponding series accepted in the Exchange Offer. Holders may tender some or all of their Private Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

     Each holder of Private Notes who wishes to exchange Private Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) any Exchange Notes to be received by such holder are being acquired in the ordinary course of business, (ii) such holder has no arrangements or understandings with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, (iii) such holder is not an affiliate of the Company, as defined in Rule 405 of the Securities Act, (iv) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes, and (v) if such holder is a broker-dealer, that it will receive the Exchange Notes for its own account in exchange for the Private Notes that were acquired as a result of market-making activities.

     Each broker-dealer that receives Exchange Notes of a series for its own account in exchange for Private Notes of the corresponding series, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Private Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act,
(ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Private Notes provided for under certain circumstances will be eliminated. The Exchange Notes will evidence the same debt as the Private Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $1,100,000,000 aggregate principal amount of the Private Notes is outstanding. In connection with the issuance of the Private Notes, the Company arranged for the Private Notes to be issued and transferable in book-entry form through the facilities of the Depositary, acting as depositary. The Exchange Notes will also be issuable and transferable in book-entry form through the Depositary.


     This Prospectus, together with the accompanying Letter of Transmittal, is initially being sent to all registered holders of the Private Notes as of the close of business on July 7, 1998. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder, including Rule 14e-1, to the extent applicable. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered, and holders of the Private Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the Indenture in connection with the Exchange Offer. The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "-- Exchange Agent." The Exchange Agent will act as agent for the tendering holders for the purpose of receiving Exchange Notes from the Company and delivering Exchange Notes to such holders.


     If any tendered Private Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Private Notes will be returned, at the Company's cost, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Solicitation of Tenders; Fees and Expenses."

     NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF PRIVATE NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR PRIVATE NOTES PURSUANT TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF PRIVATE NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF PRIVATE NOTES TO TENDER.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on August 7, 1998 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Company may extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement.

     The Company expressly reserves the right, in its sole discretion (i) to delay acceptance of any Private Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Private Notes not previously accepted, if any of the conditions set forth herein under "-- Conditions of the Exchange Offer" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof by the Company to the registered holders of the Private Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment and the Company will extend the Exchange Offer to the extent required by law.

     Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advise, or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

     The 5-Year Exchange Notes will bear interest at a rate of 6 1/2% per annum, the 7-Year Exchange Notes will bear interest at a rate of 6 3/4% per annum, the 10-Year Exchange Notes will bear interest at a rate of 6.95% per annum, and the 20-Year Exchange Notes will bear interest at a rate of 7 3/8% per annum. Interest on the Exchange Notes is payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1998. Holders of Exchange Notes of record on October 1, 1998 will receive on October 15, 1998 an interest payment in an amount equal to (i) the accrued interest on such Exchange Notes from the date of issuance thereof to October 15, 1998, plus (ii) the accrued interest on the previously held Private Notes from the date of issuance of such Private Notes (April 14, 1998) to the date of exchange thereof. Interest will not be paid on Private Notes that are accepted for exchange. The 5-Year Exchange Notes mature on April 15, 2003, the 7-Year Exchange Notes mature on April 15, 2005, the 10-Year Exchange Notes mature on April 15, 2008 and the 20-Year Exchange Notes mature on April 15, 2018.

PROCEDURES FOR TENDERING

     Each holder of Private Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Private Notes to be exchanged and any other required documentation, to Chase Bank of Texas, National Association, as Exchange Agent, at the address set forth herein and therein or effect a tender of Private Notes pursuant to the procedures for book-entry transfer as provided for herein and therein. By executing the Letter of Transmittal, each holder will represent to the Company, that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company.

     Any financial institution that is a participant in the Depositary's Book-Entry Transfer Facility system may make book-entry delivery of the Private Notes by causing the Depositary to transfer such Private Notes into the Exchange Agent's account in accordance with the Depositary's procedure for such transfer. Although delivery of Private Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depositary, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth herein under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Alternatively, holders may tender by book-entry by complying, prior to 5:00 p.m., New York City time, on the Expiration Date, with DTC's ATOP procedures, including transmitting an Agent's Message to the Exchange Agent in which the holder of the Private Notes acknowledges and agrees to be bound by the terms of the Letter of Transmittal, which will confirm on behalf of the participant in ATOP and the beneficial owners of such Private Notes all provisions of the Letter of Transmittal applicable to it and such beneficial owners as fully as if it had completed the information required in the Letter of Transmittal and executed and transmitted the Letter of Transmittal to the Exchange Agent. See "-- Book-entry Transfer." DELIVERY OF DOCUMENTS TO THE DEPOSITARY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     Only a holder may tender its Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal or a facsimile thereof, have the signatures thereof guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Private Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer) and any other required documents, to the Exchange Agent, prior to 5:00 p.m., New York City time, on the Expiration Date.

     The tender by a holder will constitute an agreement between such holder, the Company and the Exchange Agent in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. If less than all of the Private Notes of a series held by a holder are tendered, the tendering holder should fill in the amount of Private Notes of such series being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Private Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     THE LETTER OF TRANSMITTAL WILL INCLUDE REPRESENTATIONS TO THE COMPANY THAT, AMONG OTHER THINGS, (1) THE EXCHANGE NOTES ACQUIRED PURSUANT TO THE EXCHANGE OFFER ARE BEING ACQUIRED IN THE ORDINARY COURSE OF BUSINESS OF THE PERSON RECEIVING SUCH EXCHANGE NOTES (WHETHER OR NOT SUCH PERSON IS THE HOLDER), (2) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON IS ENGAGED IN, INTENDS TO ENGAGE IN OR HAS ANY ARRANGEMENT OR UNDERSTANDING WITH ANY PERSON TO PARTICIPATE IN THE DISTRIBUTION OF SUCH EXCHANGE NOTES, (3) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON IS AN "AFFILIATE," AS DEFINED IN RULE 405 UNDER THE SECURITIES ACT, OF THE COMPANY AND (4) IF THE TENDERING HOLDER IS A BROKER OR DEALER (AS DEFINED IN THE EXCHANGE ACT)

(A) IT ACQUIRED THE PRIVATE NOTES FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES AND (B) IT HAS NOT ENTERED INTO ANY ARRANGEMENT OR UNDERSTANDING WITH THE COMPANY OR ANY "AFFILIATE" THEREOF (WITHIN THE MEANING OF RULE 405 UNDER THE SECURITIES ACT) TO DISTRIBUTE THE EXCHANGE NOTES TO BE RECEIVED IN THE EXCHANGE OFFER. IN THE CASE OF A BROKER-DEALER THAT RECEIVES EXCHANGE NOTES FOR ITS OWN ACCOUNT IN EXCHANGE FOR PRIVATE NOTES WHICH WERE ACQUIRED BY IT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES, THE LETTER OF TRANSMITTAL WILL ALSO INCLUDE AN ACKNOWLEDGMENT THAT THE BROKER-DEALER WILL DELIVER A COPY OF THIS PROSPECTUS IN CONNECTION WITH THE RESALE BY IT OF EXCHANGE NOTES RECEIVED PURSUANT TO THE EXCHANGE OFFER. HOWEVER, BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, SUCH HOLDER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. SEE "PLAN OF DISTRIBUTION."

     THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY ALSO REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT SUCH TENDER FOR HOLDERS, IN EACH CASE AS SET FORTH HEREIN AND IN THE LETTER OF TRANSMITTAL.

     Any beneficial owner whose Private Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution"), unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" of the Letter of Transmittal or (ii) for the account of an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder listed therein, such Private Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Private Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Private Notes. If the Letter of Transmittal or any Private Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with such Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding, The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms, and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Private Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Private Notes received by the Exchange Agent that the Company determines are not properly tendered or the tender of which is otherwise rejected by the Company and as to which the defects or irregularities have not been cured or waived by the Company will be returned by the Exchange Agent to the tendering holder unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion (a) to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date, and (b) to the extent permitted by applicable law, to purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Private Notes at the DTC (the "Book-Entry Transfer Facility") for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Private Notes by causing such Book Entry Transfer Facility to transfer such Private Notes into the Exchange Agent's account with respect to the Private Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. ALTHOUGH DELIVERY OF PRIVATE NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT THE BOOK-ENTRY TRANSFER FACILITY, AN APPROPRIATE LETTER OF TRANSMITTAL PROPERLY COMPLETED AND DULY EXECUTED WITH ANY REQUIRED SIGNATURE GUARANTEE AND ALL OTHER REQUIRED DOCUMENTS MUST IN EACH CASE BE TRANSMITTED TO AND RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH BELOW ON OR PRIOR TO THE EXPIRATION DATE, OR, IF THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW ARE COMPLIED WITH, WITH THE TIME PERIOD PROVIDED UNDER SUCH PROCEDURES. ALTERNATIVELY, HOLDERS MAY TENDER BY BOOK-ENTRY BY COMPLYING, PRIOR TO THE EXPIRATION DATE, WITH DTC'S ATOP PROCEDURES, INCLUDING TRANSMITTING AN AGENT'S MESSAGE TO THE EXCHANGE AGENT. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available, or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or (iii) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmittal, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of such holder's Private Notes and the principal amount of such Private Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three New York Stock Exchange ("NYSE") trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Private Notes to be tendered in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Private Notes delivered electronically) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Private Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Private Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the series, certificate number or numbers and principal amount of such Private Notes or, in the case of Private Notes transferred by book-entry transfer, the name and number of the account at the Depositary to be credited, the principal amount and the series of Private Notes to be credited), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal, by which such Private Notes were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Private Notes to register the transfer of such Private Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Private Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Any Private Notes that have been tendered but are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

     If the Company reasonably determines that such condition (that the Exchange Offer not violate applicable law, rules, regulations or interpretation of the Staff) is not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders or (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "-- Withdrawal of Tenders").

SHELF REGISTRATION

     If, because of any change in law or in applicable interpretations thereof by the staff of the Commission, the Company is not permitted to effect the Exchange Offer, the Exchange Offer is not consummated by October 12, 1998, any Initial Purchaser so requests with respect to Private Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer and held by it following consummation of the Exchange Offer, or any holder of Private Notes is not eligible to participate in the Exchange Offer or does not receive freely tradable Exchange Notes in the Exchange Offer, the Company, will, at its cost,
(a) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") with the Commission covering resales of the Private Notes or the Exchange Notes, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until the earlier of (i) the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses
(c), (e), (f) and (h) of Rule 144 and (ii) two years from the Issue Date. If a Shelf Registration Statement is filed, the Company will provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Private Notes or the Exchange Note, as the case may be. A holder selling such Private Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

LIQUIDATED DAMAGES

     If (i) by October 12, 1998, neither the Exchange Offer is consummated nor, if required in lieu thereof, the Shelf Registration Statement is declared effective; or (ii) after either the Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be usable (subject to certain exceptions) in connection with resales of Private Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) and (ii) being herein called a "Registration Default" and each period during which a Registration Default has occurred and is continuing, a "Registration Default Period"), additional cash interest will accrue on the Private Notes and the Exchange Notes at the rate of 0.25% per annum for the first 90 days of the Registration Default Period and at the rate of 0.50% per annum thereafter for the remaining portion of the Registration Default Period, calculated on the principal amount of the Notes as of the date on which such interest is payable. Such interest is payable in addition to any other interest payable from time to time with respect to the Notes.

     If the Company effects the Exchange Offer, it will be entitled to close the Exchange Offer 30 business days after the commencement thereof provided that it has accepted all Notes theretofore validly tendered in accordance with the terms of the Exchange Offer.

TERMINATION OF CERTAIN RIGHTS

     All rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A, (iii) use its best efforts to keep the Registration Statement effective and to amend and supplement the prospectus in order to permit the prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for such period of time as such persons must comply with such requirement in order to resell the Exchange Notes and

(iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of not less than 180 days after the Expiration Date.

EXCHANGE AGENT

     Chase Bank of Texas, National Association, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. In such capacity, the Exchange Agent has no fiduciary duties and will be acting solely on the basis of directions of the Company. Requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

      By Registered or Certified Mail or                       By Facsimile:
              Overnight Delivery                               (212) 638-7380
  Chase Bank of Texas, National Association                 Confirm by Telephone
         c/o The Chase Manhattan Bank                          (212) 638-0828
       55 Water Street, North Building                         For inquiries:
         Room 234, Windows 20 and 21                            Mauri Cowen
           New York, New York 10041                            (713) 216-6686

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

SOLICITATION OF TENDERS; FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph, telephone or telecopier.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket costs and expenses in connection therewith and will indemnify the Exchange Agent for all losses and claims incurred by it as a result of the Exchange Offer. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Private Notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees and printing costs, will be paid by the Company.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Private Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Private Notes tendered, or if tendered Private Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed by the Company directly to such tendering holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Private Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company as a result of the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company pro rata as to each series over the term of such series of Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions as to what action to take.

     Holders of the Private Notes who do not tender their Private Notes in the Exchange Offer will continue to hold such Private Notes and will be entitled to all the rights, and subject to the limitations applicable thereto, under the Indenture and the Registration Rights Agreement, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. All untendered Private Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. Accordingly, the Private Notes may be offered, resold, pledged or otherwise transferred only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A; (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act; (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 promulgated under the Securities Act; (vi) in accordance with any other available exemption from the registration requirements under the Securities Act; (v) to the Company; or (vi) pursuant to an effective registration statement, and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the liquidity of the trading market for untendered Private Notes could be adversely affected.

     The Company may in the future seek to acquire untendered Private Notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. The Company intends to make any such acquisitions of Private Notes in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1, to the extent applicable. The Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered in the Exchange Offer.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes of a series as contemplated in this Prospectus, the Company will receive in exchange Private Notes of the corresponding series in like principal amount. The form and terms of the Exchange Notes of a series are identical in all material respects to the form and terms of the Private Notes of the corresponding series, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) the holders of the Exchange Notes will not be entitled to registration or other rights under the Registration Rights Agreement including the payment of liquidated damages upon failure by the Company to consummate the Exchange Offer or the occurrence of certain other events. The Private Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in a change in the indebtedness of the Company.

                                 CAPITALIZATION

     The following table sets forth the capitalization, including short-term borrowings, of the Company at March 31, 1998 and as adjusted to reflect the issuance of the Notes offered hereby and the use of the net proceeds from the issuance of the Private Notes to repay certain bank indebtedness and to retire a portion of the existing public indebtedness of Falcon due 2001 (the "2001 Notes"), due 2003 (the "2003 Notes") and due 2005 (the "2005 Notes," and together with the 2001 Notes and the 2003 Notes, the "Falcon Notes").

                                                                AS OF MARCH 31, 1998
                                                              -------------------------
                                                               ACTUAL      AS ADJUSTED
                                                              ---------    ------------
                                                              (IN MILLIONS, UNAUDITED)
Current portion of long-term debt...........................  $   38.2       $   38.2
Long-term debt, excluding current portion:
  R&B Bank Credit Facility..................................     385.0             --
  Falcon Revolving Credit Facility..........................     215.0             --
  New Bank Facility.........................................        --             --
  2001 Notes(1).............................................     110.0            5.2
  2003 Notes(1).............................................     120.0            0.4
  2005 Notes(1).............................................      50.0             --
  5-Year Notes..............................................        --          250.0
  7-Year Notes..............................................        --          350.0
  10-Year Notes.............................................        --          250.0
  20-Year Notes.............................................        --          250.0
Other debt..................................................      35.8           35.8
                                                              --------       --------
          Total long-term debt, including current portion...     954.0        1,179.6
Short-term obligations......................................      84.5           84.5
Minority interest...........................................      53.8           53.8
Total stockholders' equity..................................     822.2          800.2(2)
                                                              --------       --------
          Total capitalization..............................  $1,914.5       $2,118.1
                                                              ========       ========

---------------

(1) On March 23, 1998, Falcon commenced a tender offer for all of the Falcon Notes. On April 20, 1998, $274.4 million aggregate principal amount of the Falcon Notes was repaid from proceeds of the Private Offering.

(2) Stockholders' equity has been adjusted to reflect the write-off of deferred financing costs and the payment of premium with regard to the repurchase of the Falcon Notes, less the effect of income taxes.

                            DESCRIPTION OF THE NOTES

     The Exchange Notes will be issued, and the Private Notes were issued, pursuant to an Indenture dated April 14, 1998 between the Company and Chase Bank of Texas, National Association, as trustee. The Private Notes were issued on April 14, 1998 in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and prospective Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms. The following summary of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Notes and the Indenture. Certain capitalized terms used herein without definition are defined in the Indenture. As used in this section only, references to the "Company" exclude the Subsidiaries.

     The Exchange Notes of a series will be issued solely in exchange for an equal principal amount of Private Notes of the corresponding series pursuant to the Exchange Offer. The form and terms of the Exchange Notes of a series will be identical in all material respects to the form and terms of the Private Notes of the corresponding series, except that the offering of the Exchange Notes has been registered under the Securities Act, and the Exchange Notes will therefore not be subject to transfer restrictions, registration rights and certain provisions relating to the payment of liquidated damages under certain circumstances. See "The Exchange Offer -- Liquidated Damages."

     The Private Notes of a series and the Exchange Notes of the corresponding series will constitute a single series of debt securities under the Indenture. If the Exchange Offer is consummated, holders of Private Notes of a series who do not exchange their Private Notes for Exchange Notes will vote together with holders of the Exchange Notes of the corresponding series for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder (including following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Private Notes of a series that remain outstanding after the Exchange Offer will be aggregated with the Exchange Notes of the corresponding series, and the holders of such Private Notes and the Exchange Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Private Notes of a series and the Exchange Notes of the corresponding series then outstanding.

GENERAL

     The Private Notes were issued pursuant to the Indenture in four series, each limited in the following respective aggregate principal amounts: $250 million of 5-Year Notes, $350 million of 7-Year Notes, $250 million of 10-Year Notes, and $250 million of 20-Year Notes. The Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series.

     The 5-Year Notes will mature on April 15, 2003. The 7-Year Notes will mature on April 15, 2005. The 10-Year Notes will mature on April 15, 2008. The 20-Year Notes will mature on April 15, 2018. Each series of Notes will bear interest at the respective rate per annum from April 14, 1998, payable semiannually on April 15 and October 15 of each year, commencing October 15, 1998, to the person in whose name the Note is registered at the close of business on the April 1 or October 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Principal and interest will be payable at the offices of the Trustee, provided that, at the option of the Company, payment of interest will be made by check mailed to the address of the person entitled thereto as it appears in the register of the Notes (the "Register") maintained by the Registrar. The Notes will be transferable and exchangeable at the office of the Registrar and any co-registrar and will be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. The Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with certain transfers and exchanges.

     The 5-Year Notes are not redeemable. Each other series of Notes will be redeemable at any time at the option of the Company, in whole or in part, at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the applicable date of redemption plus the applicable Make-Whole Premium (as defined) relating to the then prevailing applicable Treasury Yield (as defined) and the remaining life of such series of the Notes. See
"-- Optional Redemption."

BOOK-ENTRY; DELIVERY AND FORM

     The Private Notes were initially issued in fully registered form without interest coupons, represented by several global Notes in definitive, fully registered form without interest coupons (the "Private Global Notes") and were deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC.

     The Private Notes, to the extent validly tendered and accepted and directed by their holders in their Letters of Transmittal, will be exchanged through book-entry electronic transfer for global Notes (the "Exchange Global Notes") in definitive, fully registered form deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC. The Private Global Notes and the Exchange Global Notes are referred to collectively, whether one or more, as the "Global Note."

     Upon the issuance of the Global Note, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts of persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the Initial Purchasers. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified Institutional Buyers may hold their interests in the Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the applicable procedures of DTC and, if applicable, Morgan Guaranty Trust Company of New York, as operator of the Euroclear system ("Euroclear").

     Payments of the principal of, and interest on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear will be effected in the ordinary way in accordance with its rules and operating procedures.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the Global Note for Certificated Notes which it will distribute to its participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meanings of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC and Euroclear are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company or the Trustee will have any responsibility for the performance by DTC, Euroclear or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

CERTIFICATED SECURITIES

     Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). In addition, if (i) DTC or any successor depositary (the "Depositary") notifies the Company in writing that it is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Notes under the Indenture, then, upon surrender by the registered owner or holder of a Global Note (a "Global Note Holder") of its Global Note, Notes in such form will be issued to each Person that such Global Note Holder and the Depositary identify as the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of the related Notes, and each such Person may conclusively rely on, and will be protected in relying on, instructions from such Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

SAME-DAY PAYMENT

     The Indenture requires that payments in respect of Notes (including principal, premium and interest) be made by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

RANKING AND GUARANTEES

     The Notes are senior unsecured obligations of the Company and rank pari passu in right of payment with all other existing and future senior unsecured indebtedness of the Company, including obligations under the New Bank Facility, and senior in right of payment to any existing and future indebtedness of the Company that is, by its terms, expressly subordinated to the Notes. The Notes are structurally subordinated to indebtedness and other liabilities of the Company's subsidiaries, including existing indebtedness that remains outstanding after the Private Offering and the application of the proceeds therefrom.

     The Indenture provides that if any Subsidiary of the Company guarantees or becomes a co-obligor on any Funded Indebtedness of the Company other than the Notes at any time subsequent to the date on which the Notes are originally issued (including, without limitation, following any release of such Subsidiary from its Guarantee as described below), then the Company will cause the Notes to be equally and ratably guaranteed by such Subsidiary, which shall thereupon become a Guarantor. Each of the Guarantees will be an unsecured obligation of the Guarantor providing such Guarantee and will rank pari passu with all existing and future unsecured indebtedness of such Guarantor that is not, by its terms, expressly subordinated in right of payment to such Guarantee. Under the terms of the Indenture, a Guarantor may be released from its Guarantee if such Guarantor is not a guarantor of (or co-obligor on) any Funded Indebtedness of the Company other than the Notes and other than Funded Indebtedness of the Company (i) subject to a release provision similar to the release provision described in this paragraph and (ii) the related guarantee (or obligation) of which will be released concurrently with the release of the Guarantee of such Guarantor pursuant to such release provision, provided that no Default or Event of Default under the Indenture has occurred and is continuing.

     The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

OPTIONAL REDEMPTION

     The 5-Year Notes are not redeemable.

     The Notes of each other series are redeemable, at the option of the Company, at any time in whole or from time to time in part upon not less than 30 and not more than 60 days' notice mailed to each holder of Notes of such series to be redeemed at the holder's address appearing in the Register, on any date prior to maturity at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date) plus the Make-Whole Premium applicable to such series of Notes (the "Redemption Price"). In no event will the Redemption Price ever be less than 100% of the principal amount of the Notes plus accrued and unpaid interest to the Redemption Date.

     The amount of the Make-Whole Premium with respect to any Note (or portion thereof) of any series to be redeemed will be equal to the excess, if any, of:

          (i) the sum of the present values, calculated as of the Redemption Date, of:

             A. each interest payment that, but for such redemption, would have been payable on the Note (or portion thereof) of such series being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued and unpaid interest for the period prior to the Redemption Date); and

             B. the principal amount that, but for such redemption, would have been payable at the final maturity of the Note (or portion thereof) of such series being redeemed,

over

          (ii) the principal amount of the Note (or portion thereof) of such series being redeemed.

     The present values of interest and principal payments referred to in clause
(i) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus (i) 20 basis points in the case of the 7-Year Notes, (ii) 20 basis points in the case of the 10-Year Notes, and (iii) 25 basis points in the case of the 20-Year Notes.

     The Make-Whole Premium will be calculated by an independent investment banking institution of national standing appointed by the Company; provided, that if the Company fails to make such appointment at least 45 business days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make such calculation, such calculation will be made by Credit Suisse First Boston Corporation or, if such firm is unwilling or unable to make such calculation, by an independent investment banking institution of national standing appointed by the Trustee (in any such case, an "Independent Investment Banker").

     For purposes of determining the Make-Whole Premium, "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Notes, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Treasury Yield will be determined as of the third business day immediately preceding the applicable Redemption Date.

     The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields so calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200 of 1% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

     If less than all of the Notes of any series are to be redeemed, the Trustee will select the Notes of such series to be redeemed by such method as the Trustee shall deem fair and appropriate. The Trustee may select for redemption Notes and portions of Notes of such series in amounts of $1,000 or whole multiples of $1,000.

     The Notes are not entitled to the benefit of any sinking fund or other mandatory redemption provisions.

CERTAIN COVENANTS

  Limitation on Liens

     Nothing in the Indenture or the Notes in any way limit the amount of indebtedness or securities that the Company or its Subsidiaries may incur or issue. The Indenture provides that the Company will not, and will not permit any Subsidiary of the Company to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien on any property or asset now owned or hereafter acquired by the Company or such Subsidiary without making effective provision whereby any and all Notes then or thereafter outstanding will be secured by a Lien equally and ratably with any and all other obligations thereby secured for so long as any such obligations shall be so secured.

     The foregoing restriction does not, however, apply to:

          (a) Liens existing on the date on which the Notes are originally issued or provided for under the terms of agreements existing on such date;

          (b) Liens on property securing (i) all or any portion of the cost of acquiring, constructing, altering, improving or repairing any property or assets, real or personal, or improvements used or to be used in connection with such property or (ii) Indebtedness incurred by the Company or any Subsidiary of the Company prior to or within one year after the later of the acquisition, the completion of construction, alteration, improvement or repair or the commencement of commercial operation thereof, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon;

          (c) Liens securing Indebtedness owed by a Subsidiary of the Company to the Company or to any other Subsidiary of the Company;

          (d) Liens on property existing at the time of acquisition of such property by the Company or any of its Subsidiaries or Liens on the property of any Person existing at the time such Person becomes a Subsidiary of the Company and, in any case, not incurred as a result of (or in connection with or in anticipation of) the acquisition of such property or such Person becoming a Subsidiary of the Company, provided that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries other than the property encumbered at the time such property is acquired by the Company or any of its Subsidiaries or such Person becomes a Subsidiary of the Company and, in any case, do not secure Indebtedness with a principal amount in excess of the principal amount outstanding at such time;

          (e) Liens on any property securing (i) Indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or (ii) Indebtedness issued or Guaranteed by the United States or any State thereof or any department, agency or instrumentality of either;

          (f) any Lien extending, renewing or replacing (or successive extensions, renewals or replacements of) any Lien of any type permitted under clause (a), (b), (d) or (e) above, provided that such Lien extends to or covers only the property that is subject to the Lien being extended, renewed or replaced and that the principal amount of the Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement: or

          (g) Liens (exclusive of any Lien of any type otherwise permitted under clauses (a) through (f) above) securing Indebtedness for borrowed money of the Company or any Subsidiary of the Company in an aggregate principal amount which, together with the aggregate amount of Attributable Indebtedness deemed to be outstanding in respect of all Sale/Leaseback Transactions entered into pursuant to clause (a) of the covenant described under "Limitation on Sale/Leaseback Transactions" below (exclusive of any such Sale/Leaseback Transactions otherwise permitted under clauses (a) through (f) above), does not at the time such Indebtedness is incurred exceed 15% of the Consolidated Net Worth of the Company (as shown in the most recent audited consolidated balance sheet of the Company and its Subsidiaries).

  Limitation on Sale/Leaseback Transactions

     The Indenture provides that the Company will not, and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with any person (other than the Company or a Subsidiary) unless:

          (a) the Company or such Subsidiary would be entitled to incur Indebtedness, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described under "Limitation on Liens" above without equally and ratably securing the Notes pursuant to such covenant;

          (b) after the date on which the Notes are originally issued and within a period commencing six months prior to the consummation of such Sale/Leaseback Transaction and ending six months after the consummation thereof, the Company or such Subsidiary shall have expended for property used or to be used in the ordinary course of business of the Company and its Subsidiaries an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and the Company shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below), or

          (c) the Company, during the 12-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to the voluntary defeasance or retirement of Notes or any Pari Passu Indebtedness an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by the Board of Directors of the Company, of such property at the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by the Company as set forth in clause (b) above), less an amount equal to the principal amount of Notes and Pari Passu Indebtedness voluntarily defeased or retired by the Company within such 12-month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by the Company or any Subsidiary during such period.

  Limitations on Mergers and Consolidations

     The Indenture provides that neither the Company nor any Guarantor (other than any Guarantor that shall have been released from its Guarantee pursuant to the provisions of the Indenture) will consolidate with or merge into any Person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any Person, unless: (i) the Person formed by or surviving such consolidation or merger (if other than the Company or such Guarantor, as the case may be), or to which such sale, lease, conveyance, transfer or other disposition shall be made (collectively, the "Successor"), is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia (or, alternatively, in the case of a Guarantor organized under the laws of a jurisdiction outside the United States, a corporation organized and existing under the laws of such foreign jurisdiction), and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company or such Guarantor, as the case may be, under the Indenture and under the Notes; and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

CERTAIN DEFINITIONS

     The following is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms and for the definitions of other capitalized terms used herein and not defined below.

     "Adjusted Net Assets" of a Guarantor at any date means the lesser of (x) the amount by which the fair value of the property of such Guarantor at such date exceeds the total amount of liabilities, including, without limitation, the probable amount of contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date) of such Guarantor at such date, but excluding liabilities under the Guarantee of such Guarantor, and (y) the amount by which the present fair saleable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Guarantor in respect of any obligations of such Subsidiary under the Guarantee of such Guarantor), excluding debt in respect of the Guarantee of such Guarantor, as they become absolute and matured.

     "Attributable Indebtedness," when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Capitalized Lease Obligation" of any Person means any obligation of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles and the amount of such obligation shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles.

     "Consolidated Net Worth" of the Company means the consolidated stockholders' equity of the Company and its Subsidiaries, as determined in accordance with generally accepted accounting principles.

     "Funded Indebtedness" means all Indebtedness (including Indebtedness incurred under any revolving credit, letter of credit or working capital facility) that matures by its terms, or that is renewable at the option of any obligor thereon to a date, more than one year after the date on which such Indebtedness is originally incurred.

     "Hedging Obligations" of any Person means the net obligation (not the notional amount) of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

     "Indebtedness" of any Person at any date means, without duplication, (i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit and performance bonds issued by such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third Business Day following demand for reimbursement, (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, to the extent of the fair market value of all the assets of such Person subject to such Lien, (vii) all Indebtedness of others guaranteed by such Person to the extent of such guarantee and (viii) all Hedging Obligations of such Person.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law. For the purposes of the Indenture, the Company or any Subsidiary of the Company shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset.

     "Non-Recourse Indebtedness" means, at any date, the aggregate amount at such date of Indebtedness of the Company or a Subsidiary of the Company in respect of which the recourse of the holder of such Indebtedness, whether direct or indirect and whether contingent or otherwise, is effectively limited to specified assets, and with respect to which neither the Company nor any of its Subsidiaries provides any credit support.

     "Pari Passu Indebtedness" means any Indebtedness of the Company, whether outstanding on the date on which the Notes are originally issued or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the Notes.

     "Sale/Leaseback Transaction" means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of the Company, for a period of more than three years, of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Subsidiary to such Person in contemplation of such leasing.

     "Significant Subsidiary" has the meaning set forth in Regulation S-X under the Exchange Act.

     "Subsidiary" means, with respect to any Person, (i) any corporation of which more than 50% of the total voting power of all classes of the capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person, and (ii) any entity other than a corporation of which at least a majority of the capital stock or other equity interest (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

EVENTS OF DEFAULT

     An Event of Default is defined in the Indenture with respect to Notes of any series as being: (i) default by the Company or any Guarantor for 30 days in payment of any interest on Notes of such series; (ii) default by the Company or any Guarantor in any payment of principal of or premium, if any, on Notes of such series: (iii) default by the Company or any Guarantor in compliance with any of its other covenants applicable to Notes of such series or agreements in, or provisions of, the Notes of such series, the Guarantees, if any, or the Indenture which shall not have been remedied within 60 days after written notice by the Trustee or by the holders of at least 25% in principal amount of each series of Notes then outstanding; (iv) the acceleration of the maturity of any Indebtedness (other than of Notes of such series or any Non-Recourse Indebtedness) of the Company or any Subsidiary of the Company having an outstanding principal amount of $20 million or more individually or in the aggregate, or a default in the payment of any principal or interest in respect of any Indebtedness (other than the Notes of such series or any Non-Recourse Indebtedness) of the Company or any Subsidiary of the Company having an outstanding principal amount of $20 million or more individually or in the aggregate and such default shall be continuing for a period of 30 days without the Company or such Subsidiary, as the case may be, effecting a cure of such default; (v) a final judgment or order for the payment of money in excess of $20 million (net of applicable insurance coverage) having been rendered against the Company, a Guarantor or any Significant Subsidiary of the Company and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days; or (vi) certain events involving bankruptcy, insolvency or reorganization of the Company, a Guarantor, or any Significant Subsidiary of the Company. Pursuant to the Indenture, Guarantors may not be released from their Guarantees if a Default or Event of Default has occurred and is continuing. The obligations of any Subsidiary of the Company that becomes a Guarantor are not dependent upon whether such Subsidiary becomes a Guarantor prior to or after an Event of Default. The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal of or premium, if any, or interest on the Notes) if the Trustee considers it in the interest of the holders of the Notes to do so.

     The Indenture provides that if an Event of Default occurs and is continuing with respect to the Indenture (other than certain events of bankruptcy, insolvency or reorganization) with respect to any series of Notes, the Trustee or the holders of not less than 25% in principal amount of such series of Notes outstanding may declare the principal of and premium, if any, and accrued but unpaid interest on all the Notes of such series to be due and payable. Upon such a declaration, such principal, premium, if any, and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization occurs and is continuing, the principal of and premium, if any, and interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. The amount due and payable on the acceleration of any Note will be equal to 100% of the principal amount of such Note, plus accrued interest to the date of payment. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes of any series may rescind any such acceleration with respect to the Notes of such series and its consequences.

     The Indenture provides that no holder of a Note of any series may pursue any remedy under the Indenture unless (i) the Trustee shall have received written notice of a continuing Event of Default, (ii) the Trustee shall have received a request from holders of at least 25% in principal amount of such series of Notes to pursue such remedy, (iii) the Trustee shall have been offered indemnity reasonably satisfactory to it and (iv) the Trustee shall have failed to act for a period of 60 days after receipt of such notice and offer of indemnity; however, such provision does not affect the right of a holder of a Note to sue for enforcement of any overdue payment thereon.

     The holders of a majority in principal amount of any series of Notes then outstanding have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture, subject to certain limitations specified in the Indenture with respect to such series. The Indenture requires the annual filing by the Company with the Trustee of a written statement as to compliance with the covenants contained in the Indenture.

MODIFICATION AND WAIVER

     The Indenture provides that modifications and amendments to the Indenture or the Notes may be made by the Company, the Guarantors, if any, and the Trustee with the consent of the holders of a majority in principal amount of each series of the Notes then outstanding; provided that no such modification or amendment may, without the consent of the holder of each Note then outstanding affected thereby of any series, (i) reduce the amount of Notes of such series whose holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or change the time for payment of interest, including default interest, on any Note of such series; (iii) reduce the principal of or change the fixed maturity of any Note of such series or alter the premium or other provisions with respect to redemption; (iv) make any Note payable in money other than that stated in the Note of such series; (v) impair the right to institute suit for the enforcement of any payment of principal of, or premium, if any, or interest on, any Note of such series; (vi) make any change in the percentage of principal amount of Notes necessary to waive compliance with certain provisions of the Indenture; or (vii) waive a continuing Default or Event of Default in the payment of principal of, or premium, if any, or interest on the Notes of such series. The Indenture provides that modifications and amendments of the Indenture may be made by the Company, the Guarantors, if any, and the Trustee without the consent of any holders of Notes in certain limited circumstances, including (a) to cure any ambiguity, omission, defect or inconsistency, (b) to provide for the assumption of the obligations of the Company or any Guarantor under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or any such Guarantor,
(c) to provide for uncertificated Notes in addition to or in place of certificated Notes, (d) to reflect the release of any Guarantor from its Guarantee, or the addition of any Subsidiary of the Company as a Guarantor, in the manner provided by the Indenture, (e) to comply with any requirement in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939 or (f) to make any change that does not adversely affect the rights of any holder of Notes in any material respect.

     The Indenture provides that the holders of a majority in aggregate principal amount of the Notes of any series then outstanding may waive any past default under the Indenture with respect to such series, except a default in the payment of principal, or premium, if any, or interest.

DISCHARGE AND TERMINATION

  Defeasance of Certain Obligations

     The Indenture provides that the Company and the Guarantors, if any, may terminate certain of their obligations under the Indenture with respect to Notes of any series, including those described under the section "Certain Covenants," if (i) the Company irrevocably deposits in trust with the Trustee cash or non-callable U.S. Government Obligations or a combination thereof sufficient to pay principal of and interest on such series of Notes to maturity, and to pay all other sums payable by it under the Indenture; (ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit: (iii) the Company shall have delivered to the Trustee an Opinion of Counsel from nationally recognized counsel acceptable to the Trustee or a tax ruling to the effect that the holders of the Notes of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option under such section and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised; (iv) the Company delivers to the Trustee certain other documents called for by the Indenture, including an Officers' Certificate and Opinions of Counsel; and (v) certain other conditions are satisfied. The Company's payment obligations and the Guarantors' Guarantees, if any, shall survive until the Notes are no longer outstanding.

  Discharge

     The Indenture provides that the Indenture shall cease to be of further effect with respect to Notes of any series (subject to certain exceptions relating to compensation and indemnity of the Trustee and repayment to the Company of excess money or securities) when (i) either (A) all outstanding Notes of such series theretofore authenticated and issued (other than destroyed, lost or stolen Notes that have been replaced or paid) have been delivered to the Trustee for cancellation; or (B) all outstanding Notes of such series not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their stated maturity within one year and the Company has deposited or caused to be deposited with the Trustee as funds (immediately available to the holders in the case of clause (x)) in trust for such purpose an amount which, together with earnings thereon, will be sufficient to pay and discharge the entire indebtedness on such Notes of such series for principal and interest to the date of such deposit (in the case of Notes of such series which have become due and payable) or to the stated maturity, as the case may be; (ii) the Company has paid all other sums payable by it under the Indenture; and (iii) the Company has delivered to the Trustee an Officers' Certificate stating that all conditions precedent to satisfaction and discharge of the Indenture have been complied with, together with an Opinion of Counsel to the same effect.

GOVERNING LAW

     The Indenture provides that it will be governed by and will be construed in accordance with the laws of the State of New York.

THE TRUSTEE

     Chase Bank of Texas, National Association is the Trustee under the Indenture. Its address is 600 Travis Street, Suite 1150, Houston, Texas 77002. The Company has also appointed the Trustee as the initial Registrar and as initial Paying Agent under the Indenture.

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting, interest (as defined in the Trust Indenture Act of 1939, as amended), it must eliminate such conflict or resign.

     The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its powers under the Indenture at the request of any of the holders of the Notes, unless such holders shall have offered the Trustee indemnity reasonably satisfactory to it.

ADDITIONAL INFORMATION

     A copy of the Indenture and the Registration Rights Agreement was included as an exhibit to the Registration Statement filed by the Company with the Commission. Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to the Company at 901 Threadneedle, Houston, Texas 77079, attention: Charles R. Ofner.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                         FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of Notes by an initial beneficial owner of Notes that, for United States federal tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect on the date hereof, which is subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the law of the United States or of any state or political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. This discussion applies only to those Non-United States Holders who purchase Notes from the Initial Purchasers at the price set forth on the cover page of this Prospectus and hold the Notes as a capital asset. The tax treatment of the holders of the Notes may vary depending upon their particular situations. United States persons acquiring the Notes are subject to different rules than those discussed below. In addition, certain other holders (including insurance companies, tax exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of Notes, as well as any tax consequences that may arise under the laws of any relevant foreign, state, local or other taxing jurisdiction.

INTEREST

     Interest paid by the Company to a Non-United States Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and such Non-United States Holder
(i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company; (ii) is not a controlled foreign corporation with respect to which the Company is a related person and
(iii) certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address (the "Certification Requirement"). In the case of interest on a Note that is not "effectively connected with the conduct of a trade or business within the United States" and does not satisfy the three requirements of the preceding sentence, the Non-United States Holder's interest on a Note would generally be subject to United States withholding tax at a flat rate of 30% (or a lower applicable treaty rate). If a Non-United States Holder's interest on a Note is "effectively connected with the conduct of a trade or business within the United States," then the Non-United States Holder will be subject to United States federal income tax on such interest income in essentially the same manner as a United States person and, in the case of a Non-United States Holder that is a foreign corporation, may also be subject to the branch profits tax.

GAIN ON DISPOSITION

     A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, redemption or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

FEDERAL ESTATE TAXES

     If interest on a Note is exempt from withholding of United States federal income tax under the rules described above, the Note held by an individual who at the time of death is a Non-United States Holder generally will not be subject to United States federal estate tax as a result of such individual's death.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company will, when required, report to the holders of the Notes and the Internal Revenue Service ("IRS") the amount of any interest paid on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

     In the case of payments of interest to Non-United States Holders, the general 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the Certification Requirement has been satisfied or an exemption has otherwise been established; provided that neither the Company nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Information reporting and backup withholding requirements will apply to the gross proceeds paid to a Non-United States Holder on the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the Notes is not a United States person and such broker has no actual knowledge to the contrary, or the holder establishes an exception. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

     The United States Treasury Department recently promulgated new regulations regarding the withholding and information reporting rules discussed above. In general, the new regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The new regulations require, however, that a foreign person furnish its taxpayer identification number in certain circumstances to claim a reduction in United States federal withholding tax and new rules are provided for foreign persons that hold debt instruments thorough a foreign intermediary. The new regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. NON-UNITED STATES HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT, IF ANY, OF THE NEW REGULATIONS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer, other than commissions or concessions of any broker-dealer, and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Exchange Notes offered hereby will be passed upon for the Company by Gardere Wynne Sewell & Riggs, L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated balance sheets of R&B Falcon Corporation as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1997, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     With respect to the unaudited interim financial information for the quarters ended March 31, 1998 and 1997, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of
Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

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  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

Forward-looking Statements.............  iii
Available Information..................  iii
Incorporation of Certain Documents by
  Reference............................   iv
Summary................................    1
Risk Factors...........................   11
Recent Developments....................   15
The Exchange Offer.....................   16
Use of Proceeds........................   26
Capitalization.........................   27
Description of the Notes...............   28
Certain United States Federal Tax
  Consequences for Non-united States
  Holders..............................   39
Plan of Distribution...................   41
Legal Matters..........................   41
Experts................................   41

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                             R&B FALCON CORPORATION
                               OFFER TO EXCHANGE

                     6 1/2% SENIOR NOTES DUE 2003, SERIES B
                    FOR ALL OUTSTANDING 6 1/2% SENIOR NOTES
                              DUE 2003, SERIES A,

                     6 3/4% SENIOR NOTES DUE 2005, SERIES B
                    FOR ALL OUTSTANDING 6 3/4% SENIOR NOTES
                              DUE 2005, SERIES A,

                     6.95% SENIOR NOTES DUE 2008, SERIES B
                     FOR ALL OUTSTANDING 6.95% SENIOR NOTES
                              DUE 2008, SERIES A,

                                      AND

                     7 3/8% SENIOR NOTES DUE 2018, SERIES B
                    FOR ALL OUTSTANDING 7 3/8% SENIOR NOTES
                               DUE 2018, SERIES A
                             ---------------------

                                   PROSPECTUS
                             ---------------------
                                  JULY 8, 1998

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